EXHIBIT 4.2

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                            WEST PENN FUNDING LLC,

                                    Issuer

                                      and

                            BANKERS TRUST COMPANY,

                                 Bond Trustee

                        ------------------------------


                               SERIES SUPPLEMENT

                         Dated as of November 16, 1999


                        ------------------------------


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                               TABLE OF CONTENTS

                                                                          Page

SECTION 1.  Definitions...................................................   2
SECTION 2.  Designation; Series Issuance Dates............................   4
SECTION 3.  Initial Principal Amount; Bond Rate; Expected
                    Final Payment Date; Series or Class

                    Termination Date......................................   4
SECTION 4.  Payment Dates; Expected Amortization Schedule
                    for Principal; Interest; Overcollateralization

                    Amount; Required Capital Amount.......................   5
SECTION 5.  Authorized Initial Denominations..............................   7
SECTION 6.  Redemption....................................................   7
SECTION 7.  Credit Enhancement............................................   7
SECTION 8.  Delivery and Payment for the Series 1999-A
                    Transition Bonds; Form of the Series 1999-A
                    Transition Bonds......................................   7
SECTION 9.  Confirmation of Indenture.....................................   7
SECTION 10. Counterparts..................................................   7
SECTION 11. Governing Law.................................................   7
SECTION 12. Issuer Obligation.............................................   8


Schedule A        Calculated Overcollateralization Level
Schedule B        Expected Amortization Schedule

Exhibit A         Form of Transition Bonds

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                               SERIES SUPPLEMENT dated as of November 16, 1999
                           (this "Supplement"), by and between WEST PENN FUNDING LLC, a Delaware limited liability company (the "Issuer"), and BANKERS TRUST COMPANY, a New York banking corporation (the "Bond Trustee"), as Bond Trustee under the Indenture dated as of November 16, 1999, between the Issuer and the Bond Trustee (the "Indenture").

                             PRELIMINARY STATEMENT

          Section 9.01 of the Indenture provides, among other things, that the Issuer and the Bond Trustee may at any time and from time to time enter into one or more indentures supplemental to the Indenture for the purposes of authorizing the issuance by the Issuer of a Series of Transition Bonds and specifying the terms thereof. The Issuer has duly authorized the execution and delivery of this Supplement and the creation of a Series of Transition Bonds with an initial aggregate principal amount of $600,000,000 to be known as the Issuer's Transition Bonds, Series 1999-A (the "Series 1999-A Transition Bonds"). All acts and all things necessary to make the Series 1999-A Transition Bonds, when duly executed by the Issuer and authenticated by the Bond Trustee as provided in the Indenture and this Supplement and issued by the Issuer, the valid, binding and legal obligations of the Issuer and to make this Supplement a valid and enforceable supplement to the Indenture have been done, performed and fulfilled and the execution and delivery hereof have been in all respects duly and lawfully authorized. The Issuer and the Bond Trustee are executing and delivering this Supplement in order to provide for the Series 1999-A Transition Bonds.

          In order to secure the payment of principal of and interest on the Series 1999-A Transition Bonds issued and to be issued under the Indenture and/or any Series Supplement, the Issuer hereby Grants to the Bond Trustee as trustee for the benefit of the Holders of the Transition Bonds from time to time issued and outstanding, all of the Issuer's right, title and interest in and to (a) the Intangible Transition Property transferred by the Seller to the Issuer from time to time pursuant to the Sale Agreement and all proceeds thereof, (b) the Transfer Agreement, (c) all Bills of Sale delivered by the Transferor pursuant to the Transfer Agreement, (d) the Sale Agreement, (e) all Bills of Sale delivered by the Seller pursuant to the Sale Agreement, (f) the Servicing Agreement, (g) the Collection Account and all amounts on deposit therein from time to time, (h) all

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Swap Agreements with respect to the Series 1999-A Transition Bonds, (i) all other property of whatever kind owned from time to time by the Issuer including all accounts, accounts receivable and chattel paper, (j) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and (k) all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, general intangibles, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, condemnation awards, rights to payment of any and every kind, and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing (collectively, the "Collateral"); provided that cash or other property distributed to the Issuer from the Collection Account in accordance with the provisions of the Indenture will not be subject to the lien of the Indenture.

          To have and to hold in trust to secure the payment of principal of and premium, if any, and interest on, and any other amounts (including all fees, expenses, counsel fees and other amounts due and owing to the Bond Trustee) owing in respect of, the Transition Bonds equally and ratably without prejudice, preference, priority or distinction, except as expressly provided in the Indenture or any Series Supplement and to secure performance by the Issuer of all of the Issuer's obligations under the Indenture and all Series Supplements with respect to the Transition Bonds, all as provided in the Indenture.

          The Bond Trustee, as trustee on behalf of the Holders of the Transition Bonds, acknowledges such Grant, accepts the trusts hereunder in accordance with the provisions hereof and agrees to perform its duties required in the Indenture and this Supplement.

          SECTION 1. Definitions. (a) Article One of the Indenture provides that the meanings of certain defined terms used in the Indenture shall, when applied to the Transition Bonds of a particular Series, be as defined in Article One but with such additional provisions as are specified in the related Series Supplement. With respect to the Series 1999-A Transition Bonds, the following definitions shall apply:

          "Adjustment Date" has the meaning set forth in Section 9 of this Supplement.

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          "Authorized Initial Denominations" shall mean $1,000 and integral multiples thereof.

          "Bond Rate" has the meaning set forth in Section 3 of this Supplement.

          "Calculated Overcollateralization Level" means, with respect to any Payment Date, the amount set forth as such in Schedule A hereto, as such Schedule has been adjusted in accordance with Section 4(d)(ii) hereof.

          "Calculation Date" shall mean: with respect to each annual Adjustment Date, the preceding October 1st; with respect to the January 1, 2008 quarterly Adjustment Date, December 15, 2007; with respect to the April 1, 2008 quarterly Adjustment Date, March 15, 2008; and with respect to each monthly Adjustment Date, the day that is 15 calendar days prior to such Adjustment Date.

          "Class Termination Date" means, with respect to any Class of the Series 1999-A Transition Bonds, the termination date therefor, as specified in
Section 3 of this Supplement.

          "Expected Amortization Schedule" means Schedule B to this
Supplement.

          "Expected Final Payment Date" means, with respect to any Class of the Series 1999-A Transition Bonds, the expected final payment date therefor, as specified in Section 3 of this Supplement.

          "Interest Accrual Period" means, with respect to any Payment Date, the period from and including the preceding Payment Date (or, in the case of the first Payment Date, from and including the Series Issuance Date) to and excluding such Payment Date.

          "Overcollateralization Amount" has the meaning set forth in Section 4(d)(i) of this Supplement.

          "Payment Date" has the meaning set forth in Section 4(a) of this Supplement.

          "Record Date" shall mean, with respect to any Payment Date, the close of business on the Business Day prior to such Payment Date.

          "Required Capital Amount" has the meaning set forth in Section 4(e) of this Supplement.

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          "Series Issuance Date" has the meaning set forth in Section 2(b) of this Supplement.

          "Series Termination Date" has the meaning set forth in Section 3 of this Supplement.

          (b) All terms used in this Supplement that are defined in the Indenture, either directly or by reference therein, have the meanings assigned to them therein, except to the extent such terms are defined or modified in this Supplement or the context clearly requires otherwise.

          SECTION 2. Designation; Series Issuance Dates. (a) Designation. The Series 1999-A Transition Bonds shall be designated generally as the Issuer's Transition Bonds, Series 1999-A and further denominated as Classes A-1 through A-4.

          (b) Series Issuance Date. The Series 1999-A Transition Bonds that are authenticated and delivered by the Bond Trustee to or upon the order of the Issuer on November 16, 1999 (the "Series Issuance Date") shall have as their date of authentication November 16, 1999. Each other Series 1999-A Transition Bond shall be dated the date of its authentication.

          SECTION 3. Initial Principal Amount; Bond Rate; Expected Final Payment Date; Series or Class Termination Date. The Transition Bonds of each Class of the Series 1999-A Transition Bonds shall have the initial principal amounts, bear interest at the rates per annum and shall have Expected Final Payment Dates and Class Termination Dates as set forth below:

            Initial
           Principal           Bond     Expected Final         Class
Class        Amount            Rate      Payment Date    Termination Date

  A-1      $74,000,000        6.320%       6/25/01          6/25/03
  A-2     $172,000,000        6.630%       12/26/03         12/26/05
  A-3     $198,000,000        6.810%       9/25/06          9/25/08
  A-4     $156,000,000        6.980%       6/25/08          12/26/08

                  The Bond Rate shall be computed on the basis of a 360-day year of four 90-day periods.

          SECTION 4. Payment Dates; Expected Amortization Schedule for Principal; Interest; Overcollateralization Amount; Required Capital Amount.
(a) Payment Dates. The Payment Dates for each Class of the Series 1999-A Transition

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Bonds are March 25th, June 25th, September 25th and December 26th of each year or, if any such date is not a Business Day, the next succeeding Business Day, commencing on March 27, 2000 and continuing until the earlier of repayment of such Class in full and the applicable Class Termination Date.

          (b) Expected Amortization Schedule for Principal. Unless an Event of Default shall have occurred and be continuing and the unpaid principal amount of all Series of Transition Bonds has been declared to be due and payable together with accrued and unpaid interest thereon, on each Payment Date, the Bond Trustee shall distribute to the Series 1999-A Transition Bondholders of record as of the related Record Date amounts payable in respect of the Series 1999-A Transition Bonds pursuant to Section 8.02(d) of the Indenture as principal, in accordance with the Expected Amortization Schedule. To the extent that more than one Class of the Series 1999-A Transition Bonds is to receive payments of principal in accordance with the Expected Amortization Schedule on any Payment Date, such amounts will be allocated in a sequential manner, to the extent funds are available, as follows: (i) to the holders of the Series 1999-A Transition Bonds, Class A-1, until this Class is retired in full; (ii) to the holders of the Series 1999-A Transition Bonds, Class A-2, until this Class is retired in full; (iii) to the holders of the Series 1999-A Transition Bonds, Class A-3, until this Class is retired in full; and (iv) to the holders of the Series 1999-A Transition Bonds, Class A-4, until this Class if retired in full; provided, however, that other than in the event of a redemption or an acceleration upon an Event of Default in no event shall a principal payment pursuant to this Section 4(b) on any Class on a Payment Date be greater than the amount that reduces the Outstanding Amount of such Class of Series 1999-A Transition Bonds to the amount specified in the Expected Amortization Schedule which is attached as Schedule B hereto for such Class and Payment Date. If an Event of Default shall have occurred and be continuing and the unpaid principal amount of all Series of Transition Bonds has been declared to be due and payable together with accrued and unpaid interest thereon, principal payments on each Class of Series 1999-A Transition Bonds will be made on a pro rata basis based on the respective Class Principal Balances for each such Class as of the prior Payment Date. Not later than each Schedule Revision Date, the Issuer shall deliver to the Bond Trustee a replacement Schedule B hereto, adjusted to reflect the event giving rise to such Schedule Revision Date and setting forth the Expected Amortization Schedule for each Payment Date; provided, however, that no such replacement schedule shall be required if the event

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giving rise to such Schedule Revision Date is a redemption of the Series
1999-A Transition Bonds in whole.

          (c) Interest. Interest will be payable on each Class of the Series 1999-A Transition Bonds on each Payment Date in an amount equal to one-quarter of the product of (i) the applicable Bond Rate and (ii) the Outstanding Amount of the related Class of Transition Bonds as of the close of business on the preceding Payment Date after giving effect to all payments of principal made to the holders of the related Class of Series 1999-A Transition Bonds on such preceding Payment Date; and provided, further, that with respect to the initial Payment Date or, if no payment has yet been made, interest on the outstanding principal balance will accrue from and including the Series Issuance Date to, but excluding, the following Payment Date.

          (d) Overcollateralization Amount. (i) The Overcollateralization Amount for the Series 1999-A Transition Bonds shall be $3,000,000.

          (ii) Not later than each Schedule Revision Date, the Issuer shall deliver to the Bond Trustee a replacement Schedule A hereto, adjusted to reflect the event giving rise to such Schedule Revision Date and setting forth the Calculated Overcollateralization Level for each Payment Date; provided, however, that no such replacement schedule shall be required if the event giving rise to such Schedule Revision Date is a redemption of the Series 1999-A Transition Bonds in whole.

          (e) Required Capital Amount. The Required Capital Amount for the Series 1999-A Transition Bonds shall be equal to 0.50% of the initial principal amount thereof, or $3,000,000.

          SECTION 5. Authorized Initial Denominations. The Series 1999-A Transition Bonds shall be issuable in the Authorized Initial Denominations.

          SECTION 6. Redemption. (a) Mandatory Redemption. The Series 1999-A Transition Bonds shall not be subject to mandatory redemption.

          (b) Optional Redemption. The Series 1999-A Transition Bonds shall not be subject to optional redemption by the Issuer except that the Series 1999-A Transition Bonds may be redeemed in whole at a Redemption Price equal to the principal amount thereof plus interest at the applicable Bond Rate accrued to the Redemption Date on any Payment Date on which the Outstanding Amount thereof (after giving effect

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to payments that would otherwise be made on such Payment Date) has been reduced to less than or equal to 5% of the initial principal balance thereof.

          SECTION 7. Credit Enhancement. No credit enhancement (other than the Overcollateralization Amount and the Required Capital Amount) is provided for the Series 1999-A Transition Bonds.

          SECTION 8. Delivery and Payment for the Series 1999-A Transition Bonds; Form of the Series 1999-A Transition Bonds. The Bond Trustee shall deliver the Series 1999-A Transition Bonds to the Issuer when authenticated in accordance with Section 2.02 of the Indenture. The Series 1999-A Transition Bonds of each Class shall be in the form of Exhibits A-1 through A-4 hereto.

          SECTION 9. Adjustment Dates. The following table summarizes the adjustment frequency of the Intangible Transition Charges with respect to the Series 1999-A Transition Bonds:

                                                         Adjustment Date

Annual Adjustments.............................          1/1/01 - 1/1/07
Quarterly Adjustments..........................         1/1/08 and 4/1/08
Monthly Adjustments............................         7/1/08 - 11/1/08

The first annual adjustment will become effective on January 1, 2001. No adjustment will be made on January 1, 2000.

          SECTION 10. Confirmation of Indenture. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Supplement, shall be read, taken, and construed as one and the same instrument.

          SECTION 11. Counterparts. This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

          SECTION 12. Governing Law. This Supplement shall be construed in accordance with the laws of the State of New York without reference to its conflict of law provisions, and the obligations, rights and remedies of the

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parties hereunder shall be determined in accordance with such laws.

          SECTION 13. Issuer Obligation. No recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Bond Trustee on the Transition Bonds or under this Supplement or any certificate or other writing delivered in connection herewith or therewith, against (i) any owner of a beneficial interest in the Issuer or (ii) any partner, owner, beneficiary, agent, officer, director or employee of the Bond Trustee, any holder of a beneficial interest in the Issuer or the Bond Trustee or of any successor or assign of the Bond Trustee, except as any such Person may have expressly agreed (it being understood that none of the Bond Trustee's obligations are in its individual capacity).

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          IN WITNESS WHEREOF, the Issuer and the Bond Trustee have caused this
Supplement to be duly executed by their respective officers thereunto duly authorized as of the first day of the month and year first above written.

                                      WEST PENN FUNDING LLC, as
                                      Issuer,

                                        by
                                          ------------------------------
                                          Name:
                                          Title:


                                      BANKERS TRUST COMPANY, not in
                                      its individual capacity but
                                      solely as Bond Trustee on
                                      behalf of the Transition
                                      Bondholders,

                                        by
                                          ------------------------------
                                          Name:
                                          Title:

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                                                                    SCHEDULE A

                    Calculated Overcollateralization Level

Payment Date                                                     Required
                                                          Overcollateralization
                                                                  Level

Series Issuance Date...............................                     $0
March 2000.........................................                $88,235
June 2000..........................................               $176,471
September 2000.....................................               $264,706
December 2000......................................               $352,941
March 2001.........................................               $441,176
June 2001..........................................               $529,412
September 2001.....................................               $617,647
December 2001......................................               $705,882
March 2002.........................................               $794,118
June 2002..........................................               $882,353
September 2002.....................................               $970,588
December 2002......................................             $1,058,824
March 2003.........................................             $1,147,059
June 2003..........................................             $1,235,294
September 2003.....................................             $1,323,529
December 2003......................................             $1,411,765
March 2004.........................................             $1,500,000
June 2004..........................................             $1,588,235
September 2004.....................................             $1,676,471
December 2004......................................             $1,764,706
March 2005.........................................             $1,852,941
June 2005..........................................             $1,941,176
September 2005.....................................             $2,029,412
December 2005......................................             $2,117,647
March 2006.........................................             $2,205,882
June 2006..........................................             $2,294,118
September 2006.....................................             $2,382,353
December 2006......................................             $2,470,588
March 2007.........................................             $2,558,824
June 2007..........................................             $2,647,059
September 2007.....................................             $2,735,294
December 2007......................................             $2,823,529
March 2008.........................................             $2,911,765
June 2008..........................................             $3,000,000

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                                                                    SCHEDULE B

                        Expected Amortization Schedule

                         Outstanding Principal Balance

Payment Date                  Class A-1    Class A-2     Class A-3     Class A-4    Series 1999-A

Series Issuance Date......   74,000,000   172,000,000   198,000,000   156,000,000    600,000,000
March 2000................   63,866,686   172,000,000   198,000,000   156,000,000    589,866,686
June 2000.................   49,756,496   172,000,000   198,000,000   156,000,000    575,756,496
September 2000............   37,210,889   172,000,000   198,000,000   156,000,000    563,210,889
December 2000.............   24,266,031   172,000,000   198,000,000   156,000,000    550,266,031
March 2001................    9,087,974   172,000,000   198,000,000   156,000,000    535,087,974
June 2001.................            0   166,261,921   198,000,000   156,000,000    520,261,921
September 2001............            0   152,818,273   198,000,000   156,000,000    506,818,273
December 2001.............            0   138,982,948   198,000,000   156,000,000    492,982,948
March 2002................            0   121,490,770   198,000,000   156,000,000    475,490,770
June 2002.................            0   103,087,396   198,000,000   156,000,000    457,087,396
September 2002............            0    86,123,520   198,000,000   156,000,000    440,123,520
December 2002.............            0    68,687,742   198,000,000   156,000,000    422,687,742
March 2003................            0    48,809,480   198,000,000   156,000,000    402,809,480
June 2003.................            0    29,309,616   198,000,000   156,000,000    383,309,616
September 2003............            0    11,246,517   198,000,000   156,000,000    365,246,517
December 2003.............            0             0   190,691,490   156,000,000    346,691,490
March 2004................            0             0   170,806,179   156,000,000    326,806,179
June 2004.................            0             0   151,946,383   156,000,000    307,946,384
September 2004............            0             0   134,695,542   156,000,000    290,695,542
December 2004.............            0             0   116,977,092   156,000,000    272,977,092
March 2005................            0             0    97,605,392   156,000,000    253,605,392
June 2005.................            0             0    79,063,216   156,000,000    235,063,216
September 2005............            0             0    61,740,430   156,000,000    218,740,430
December 2005.............            0             0    43,958,451   156,000,000    199,958,451
March 2006................            0             0    24,201,841   156,000,000    180,201,841
June 2006.................            0             0     4,881,586   156,000,000    160,881,586
September 2006............            0             0             0   142,748,288    142,748,288
December 2006.............            0             0             0   124,155,582    124,155,582
March 2007................            0             0             0   103,518,119    103,518,119
June 2007.................            0             0             0    83,186,786     83,186,786
September 2007............            0             0             0    63,966,594     63,966,594
December 2007.............            0             0             0    44,251,656     44,251,656
March 2008................            0             0             0    22,231,888     22,231,888
June 2008.................            0             0             0             0              0


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